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                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT



Transcend Case Management, Inc., formerly Sullivan Health Management Services, Inc., a corporation organized under the laws of the State of Georgia.

Cascade Health Information Software, Inc., formerly Healthcare Information Systems, Inc., a corporation organized under the laws of the State of Delaware.